 Exhibit 10.6

AMENDMENT TO CONTRACT

AGREEMENT, made and entered into this 1st day of April 2023, by and between NIOCORP DEVELOPMENTS LTD., of 7000 South Yosemite Street, Suite115, Centennial, CO 80112 (hereinafter referred to as “NioCorp”) and 76 RESOURCES, LLC., having an office in Highlands Ranch, Co, USA (hereinafter referred to as “Consultant”).

W I T N E S S E T H

WHEREAS, NioCorp and Consultant have previously entered into that certain “Consulting Agreement” dated May 13, 2014 (hereinafter referred to as the “Contract”); and

WHEREAS, NioCorp and Consultant wish to amend the terms and conditions of the Contract as hereinafter provided;

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, each to the other in hand paid, NioCorp and Consultant agree as follows:

1.	Section 4.1 “Base Fee” is hereby deleted and replaced in its entirety with the following:

Base Fee

4.1	Subject to the terms and conditions set out in this Agreement, the Company shall pay to the Consultant, throughout the Term, a base fee (the “Base Fee”) of $325,000.00 per annum ($27,083.33 per month), to be paid monthly or in such other instalments and at such other times as the Consultant and the Company may agree. Anything herein contained to the contrary notwithstanding, the Board of Directors of the Company shall have the authority, in its sole reasonable discretion, to revise the amount of the Base Fee paid to Consultant pursuant to this Section 4.1 from time to time, by majority vote.

Except as specifically set forth hereinabove, the Contract remains in full force and effect.

In witness whereof the parties have set their mutual hands and seals the day and date first above written.

NioCorp Developments Ltd.:		76 Resources, LLC.:

By:	/s/ Neal S. Shah	By:	/s/ Mark A. Smith

	Chief Financial Officer & Corporate Secretary		Managing Director
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